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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144


            AIG ANNOUNCES SIGNIFICANT DETAILS OF PROPOSED SETTLEMENT
                 WITH THE SECURITIES AND EXCHANGE COMMISSION AND
             THE U.S. DEPARTMENT OF JUSTICE ON BRIGHTPOINT, INC. AND
                     THE PNC FINANCIAL SERVICES GROUP, INC.

NEW YORK, November 24, 2004 - As announced by American International Group, Inc.
(AIG) on November 23, 2004, AIG and its subsidiary AIG Financial Products Corp. (AIGFP) have submitted an offer of settlement to the Staff of the Securities and Exchange Commission (SEC) that the Staff has agreed to recommend to the SEC, and reached agreement in principle with the Fraud Section of the United States Department of Justice (DOJ), with respect to issues arising from certain structured transactions with Brightpoint, Inc., The PNC Financial Services Group, Inc. (PNC), and related matters.

         The proposed agreement with the SEC, under which AIG will not admit or deny any wrongdoing, will fully resolve all claims against AIG and its subsidiaries regarding the transactions and related public statements and press releases. Pursuant to the proposed agreement, AIG will pay into an SEC disgorgement fund approximately $46 million in fees (and interest on the fees) on the PNC transactions. In addition, AIG will be enjoined from future violations of certain provisions of the federal securities laws. The Brightpoint transaction was settled with the SEC in 2003. The proposed settlement includes the appointment of an independent consultant who will review certain transactions entered into between 2000 and 2004 to determine whether the transactions were used by a counterparty to violate GAAP or obtain a specified accounting or reporting result. The consultant will be mutually agreed upon by the SEC, the DOJ, and AIG. The proposed settlement also requires AIG to establish a transaction review committee. The independent consultant will review the policies and procedures of the transaction review committee.

         AIGFP will pay a penalty of $80 million to the DOJ. The proposed settlement with the DOJ consists of an agreement with respect to AIG and AIGFP and a complaint and deferred prosecution agreement with AIGFP PAGIC Equity Holding Corp. (PAGIC) that will foreclose future prosecutions in connection with the PNC and Brightpoint transactions, provided that the companies comply with the agreements.

         AIG Chairman M. R. Greenberg said, "This proposed settlement will be comprehensive and bring finality to the claims raised by the SEC and the DOJ. It is in the best interests of our shareholders, customers and employees to reach this settlement."

         This press release may contain forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                     # # #

         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270